Exhibit 10.1

July 3, 2002

PERSONAL AND CONFIDENTIAL

Mr. John R. Koelmel
5576 Oakridge Drive
Hamburg, New York 14075

Dear John:

      Re:   Confidential Separation Agreement and General Release

            This letter (the "Letter Agreement") will confirm your resignation from Financial Institutions, Inc. ("FII") as Chief Administrative Officer and from each and every officer, director or trustee position that you hold at FII, its subsidiaries and joint ventures. This Letter Agreement will explain the effect of your resignation on various FII plans and benefits. It also provides for certain payments tailored especially for you in consideration of your release of any potential claims as set forth below. Accordingly, you and FII agree as follows:

            1. You will resign as an employee, officer, director or trustee of FII, its subsidiaries and joint ventures, as of 5:00 p.m. on July 24, 2002 (the "Resignation Date").

            2. Despite your resignation, you will be entitled to receive equal monthly payments in an amount that equals the sum of (a) the Base Salary Amount paid to you in 2002, and (b) the annual incentive compensation earned by you for the year 2001, for a period of one year ("Severance Period"), commencing on the Resignation Date. The gross monthly payments will be Twenty-Five Thousand One Hundred Fifty-Eight Dollars and Seventeen Cents ($25,158.17) or a total gross amount of Three Hundred One Thousand Eight Hundred Ninety-Eight Dollars and No Cents ($301,898.00). FII reserves the right to deduct from these payments to you any federal, state or local taxes or other amounts required by law to be deducted. Your obligations under Paragraphs 5-7 and each of their numbered subparagraphs of the Employment Agreement executed by and between you and FII as of April 15, 2001, which is hereby incorporated by reference and attached as Exhibit A, will run for one year from the Resignation Date. The monthly payments will continue during the Severance Period even if you obtain employment provided, however that you do not violate Paragraphs 5-7 and each of their numbered subparagraphs of your Employment Agreement (Exhibit A).

            3. Your family coverage under the FII health and dental insurance plans, will be continued as if you remained an employee to and including April 15, 2004, or until you obtain


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a position offering comparable benefits, whichever occurs first. Your portion of the premium, as it may be adjusted on an annual basis, will be deducted from the monthly payments during the Severance Period. Following the Severance Period, you will be billed directly for your share of the premiums by the insurance carrier. If you fail to pay your share of the premiums, the insurance will be canceled after thirty (30) days, at which time you will be eligible for COBRA benefits. Information concerning COBRA will be sent to you under separate cover. In the event you obtain a position offering comparable benefits, you must immediately notify Regina R. Colegrove, Vice President of Human Resources, Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569.

            4. You will receive payment for two (2) weeks unused vacation in a gross amount of Seven Thousand Seven Hundred Sixty-Nine Dollars and Twenty-Three Cents ($7,769.23), less standard payroll deductions, following the Resignation Date.

            5. You acknowledge that, under law, you will not be able to make any more contributions or have any made on your behalf in FII's 401(k) Plan ("Plan") following the Resignation Date. You retain the right to apply for a distribution from the Plan, including, among other things, a rollover, according to the terms and conditions of the Plan.

            6. You acknowledge that your group life insurance and long-term disability insurance will cease on the Resignation Date. Information regarding conversion rights, if any, will be sent to you under separate cover.

            7. You will be reimbursed for any reasonable and necessary out-of-pocket business expenses incurred by you up to the Resignation Date, in the course of performing your duties, upon timely submission of expense reports and substantiation of the expenses, in accordance with FII policies.

            8. Your 28,777 vested stock options will be treated in accordance with the terms and conditions of the FII 1999 Management Stock Incentive Plan ("Stock Option Plan"). Pursuant to the Stock Option Plan, you must exercise your stock options which have vested within ninety (90) days of the Resignation Date.

            9. You will return all of FII's property on the Resignation Date, as set out in detail in Paragraph 6 of your Employment Agreement (Exhibit A).

            10. In consideration of the promises made by you in Paragraph 12, below, and the general release and waiver contained in Paragraph 14 of this Letter Agreement, FII will provide additional consideration, to which you are not otherwise entitled, as follows:

                  (a) an amount, pro rated for the months you were employed in 2002 to and including the Resignation Date, equal to the additional 401(k) match, based on 2002 year end financial results. This amount will be paid in a lump sum payment promptly after FII's audited financial results are publicly disclosed,

                  (b) an amount, pro rated for the months you were employed in 2002, to and including the Resignation Date, equal to your share of the Senior Management Incentive Compensation Plan benefit based on 2002 year end financial results as determined by the


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Compensation Committee (Personnel Committee) of the Board of Directors. This
amount will be paid in a lump sum promptly after FII's audited financial results are publicly disclosed.

            11. You agree to cooperate with FII in ongoing business matters and in the defense or prosecution of any civil, criminal or administrative actions, whether or not they are currently pending, in which you had involvement during your employment with FII at dates and times reasonably convenient to you. Such cooperation may include, but is not limited to, consulting with FII and its attorneys and testifying by affidavit, deposition, or otherwise at dates and times reasonably convenient to you. You will be reimbursed for your reasonable out of pocket expenses upon presentation of appropriate documentation.

            12. You agree to comply with Paragraphs 5 through 7 and each of their numbered subparagraphs of your Employment Agreement (Exhibit A).

            13. You represent and agree that you understand that you have twenty-one (21) days to discuss all aspects of this Letter Agreement with your private attorney whom you have retained at your own expense; that to the extent you desire you have availed yourself of this right; that you have carefully read and fully understand all of the provisions of this Letter Agreement, and that you are voluntarily entering into this Letter Agreement. You further understand and agree that you have seven (7) days from the date of the execution of this Letter Agreement to revoke it and that the waiver contained in Paragraph 14 of this Letter Agreement is not effective until the seven (7) day period has expired.

            14. You, for and in consideration of the promises set forth in this Letter Agreement, including, but not limited to, the additional consideration set forth in Paragraph 10 and its lettered subparagraphs, to which you are not otherwise entitled, hereby agree and covenant for yourself, your heirs, executors, administrators and assigns, to release and discharge and not to institute any suit or action, at law or in equity, against Financial Institutions, Inc., defined to include its subsidiaries, joint ventures and all other related and affiliated entities, their predecessors, successors and assigns, and their respective officers, directors, shareholders, employees, agents, attorneys and all persons acting by, through or with them (in the aggregate "Affiliates"), for or on account of any claim or causes of action based upon and or arising out of any or all facts, circumstances and or events relating to your employment with Financial Institutions, Inc. or any of their Affiliates and your separation from that employment. You release and forever discharge, and by this document, do release and forever discharge, Financial Institutions, Inc. and their Affiliates, of and from all and any manner of action or actions, cause or causes of action, suits, debts, liabilities, obligations, dues, sums of money, claims for wages, bonuses, accounts, reckonings, bonds, bills, specialties, covenants, contracts, plans, programs, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against them, you ever had, now have, or which your heirs, executors or administrators, hereafter can, shall or may have, upon or by reason of any matter, cause or thing whatsoever arising out of your employment with Financial Institutions, Inc. or any of their Affiliates and your separation from that employment and specifically including, but not in any way limited to claims arising under New York's Executive Law (Human Rights Law), ss.290 et seq., Title VII of the Civil Rights Act of 1964, as amended in 1972 and 1991, the Americans With Disabilities Act, and the Family and Medical Leave Act and you specifically waive any and all claims under the Age Discrimination


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in Employment Act, as amended, and any other federal, state or local statute, ordinance, rule or regulation relating to discrimination from the beginning of your employment to the date you execute this Letter Agreement.

            15. You agree that you will not disclose the contents of this Letter Agreement nor the terms of this settlement to any third party, with the exception of your spouse, your attorney or your accountant, each of whom are likewise informed of and bound by this confidentiality provision, unless compelled to do so by legal process. You understand and agree that FII may be required to disclose this Agreement to its Board of Directors or pursuant to SEC regulations.

            16. You agree that you will not disparage FII or its Affiliates, their products or services or their officers, directors or employees in any way either orally or in writing. Similarly, FII will not disparage you and if FII receives an inquiry from a prospective employer concerning you, FII will respond with your job title, dates of employment, and, if asked, will state that you resigned to pursue other professional opportunities. If either you or FII receives an inquiry from the news media or an other third party, including inside staff, both you and FII will respond by stating that you resigned to pursue other professional opportunities. FII, through its President and Chief Executive Officer, agrees to inform its senior management team of your resignation by using the following text:

            For the last several months, the FII Personnel Committee has been working with John Koelmel and me to develop an organizational plan in support of the Company's long-term strategic objectives. Those efforts included an evaluation of the prospective roles and responsibilities for each member of our Executive Management Team. After considering his future role with FII, John has offered to resign from the Company to pursue other opportunities. Regretfully, the Personnel Committee and I have agreed to accept his resignation, which will be effective later this month.

            17. You acknowledge and agree that: (a) any breach or attempted or threatened breach of the Letter Agreement or any provision thereof, including specifically, without limitation, Paragraphs 5 through 7 and each of their numbered subparagraphs of your Employment Agreement (Exhibit A), would result in irreparable injury to FII for which there would be no adequate remedy at law, and (b) if you should breach or attempt or threaten to breach this Letter Agreement or any provision thereof, including specifically, without limitation, Paragraphs 5 through 7 and each of and their numbered subparagraphs of your Employment Agreement (Exhibit A), FII shall have the right to seek an injunction and/or temporary restraining order to enjoin you from any further breaches or attempted or threatened breaches of this Letter Agreement or any provision thereof, including, specifically, without limitation, Paragraphs 5 through 7 and each of their numbered subparagraphs of the Employment Agreement (Exhibit A), or to compel compliance with this Letter Agreement or any provision thereof, including specifically, without limitation, Paragraphs 5 through 7 and each of their numbered subparagraphs of the Employment Agreement (Exhibit A), by specific performance in addition to any other remedy available to FII in equity or at law, and (c) if a court of competent


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jurisdiction determines that you have breached or attempted or threatened to breach this Letter Agreement or any provision thereof, including specifically, without limitation, Paragraphs 5 through 7 and each of their numbered subparagraphs of the Employment Agreement (Exhibit A), you shall consent to the granting in such proceeding of an injunction restraining you from further breaches or attempted or threatened breaches or compelling compliance, by specific performance, with this Letter Agreement.

            18. This Letter Agreement and the attached Exhibit A constitutes the terms of our agreement in its entirety and the terms and provisions shall be binding on an to the benefit of you, your beneficiaries, heirs at law, legatees and other legal representatives and shall be binding on and to the benefit of FII and its Affiliates. Without limitation, this Letter Agreement supersedes and is in complete satisfaction of all rights and obligations in your Employment Agreement.

            19. You agree that the terms of this Letter Agreement supersede any and all prior agreements whether written or oral and are made pursuant to the laws of New York State and may be modified or terminated only by written agreement between you and FII. Any dispute as to the terms of this Letter Agreement or the compliance of the parties with its term shall be resolved under the laws of New York State.


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            Please indicate your acceptance of the foregoing by executing it in the space set forth below and returning it along with a signed and notarized acknowledgement to the undersigned.

                          FINANCIAL INSTITUTIONS, INC.

                                            By:  /s/ Peter G. Humphrey
                                                 ----------------------
                                                 Peter G. Humphrey
                                                 President & CEO

Attachment:  Employment Agreement dated as of April 15, 2001 (Exhibit A).


I HAVE READ, UNDERSTAND AND AM VOLUNTARILY ENTERING INTO THIS LETTER AGREEMENT.

Dated:   July 16th, 2002                        /s/ John R. Koelmel
       -----------------                        --------------------------
                                                    John R. Koelmel

Sworn to before me this 16th day
of July, 2002.


/s/ Regina R. Colgrove
----------------------
Notary Public


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